Exhibit 99.1

DAVID F. BRUSSARD TO RETIRE AS PRESIDENT AND CEO OF SAFETY, REMAIN CHAIRMAN; GEORGE M. MURPHY NAMED NEW PRESIDENT AND CEO OF SAFETY

Boston, Massachusetts, January 4, 2016.  Safety Insurance Group, Inc. (NASDAQ:SAFT) announced today that David F. Brussard, current President and Chief Executive Officer of Safety Insurance will retire effective March 31, 2016.  The Board of Directors has appointed George M. Murphy, Vice President of Marketing, as the new President and CEO, effective April 1, 2016.  Mr. Brussard will remain as Non-Executive Chairman of the Board of Directors of Safety Insurance Group, Inc.

“Our success is closely tied to the ongoing commitment and support of our independent agents and our employees,” said Mr. Brussard.  “The Board of Directors and I are confident that George is the right leader to continue this strategy which has resulted in building significant value for our shareholders.  George will continue to be backed by a stable and committed leadership team.”

Under Mr. Brussard’s leadership, Safety has grown to become a Northeast-based publicly traded property and casualty insurer with over $1.2 billion dollars of assets and nearly $800 million in premiums.  These achievements have helped Safety consistently produce a history of positive shareholder returns.

Mr. Murphy began his career at Safety in 1989 and has held a variety of positions of increasing responsibilities in its marketing department, including, most recently, the Vice President role as of October 1, 2005.  The majority of his tenure has been focused on developing strong personal relationships with Safety’s network of independent agents.  Over the past 10 years, he has led the initiative to increase Safety’s brand recognition as a leading property and casualty insurer in New England.

“I plan to work collaboratively with senior leadership at Safety to execute on our established business strategy, with a focus on maintaining strong relationships with independent agents and their customers. This will allow us to build on our history of strong shareholder returns,” said Mr. Murphy.

About Safety:

Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company and Safety Property and Casualty Insurance Company, which are Boston, MA based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2014 Form 10-K with the SEC on March 2, 2015 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.